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DOLLAR GENERAL REPORTS NOVEMBER SAME-STORE SALES

GOODLETTSVILLE, Tenn. – November 29, 2006 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the November four-week period ended November 24, 2006, equaled $735.2 million compared with $686.3 million last year, an increase of 7.1 percent. For the November period, same-store sales increased 2.2 percent. By merchandise department, the primary drivers of same-store sales increases in the fiscal 2006 period were food (including candy and snacks and perishables) and pet supplies.  These increases were offset by decreases in apparel and home products.

For the 43-week period ended November 24, 2006, Dollar General total retail sales increased 7.9 percent to $7.3 billion from $6.8 billion for the 43-week period ended November 25, 2005. Same-store sales for the 43-week period increased 2.2 percent.

The 2006 sales numbers are preliminary and unaudited. In addition, please note that the four-week November 2006 period discussed in this release is based on the four-week retail calendar month as determined by the National Retail Federation, which is widely used in the retail industry. The Company's fiscal calendar for 2006 does not coincide with the retail monthly calendar and, therefore, the Company's reported sales for its fiscal 2006 quarterly periods will differ from the sum of the months reported in the monthly sales releases.

Earnings Conference Call Information

Dollar General is scheduled to announce earnings for the third quarter on Tuesday, December 12, 2006. The Company will host a conference call on Tuesday, December 12, 2006, at 9:00 a.m. CST/10:00 a.m. EST to discuss the quarter’s financial results.  If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin.  The pass code for the conference call is “Dollar General”.  The call will also be broadcast live online at www.dollargeneral.com by clicking on the homepage “Spotlight Item.”  A replay of the conference call will be available through Tuesday, December 26, online or by calling (334) 323-7226.  The pass code for the replay is 33961603.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,276 neighborhood stores as of November 24, 2006. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company’s store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be accessed at www.dollargeneral.com.

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